SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 8-K/A




                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) April 10, 2001
                                                          ----------------


                            DATAWORLD SOLUTIONS, INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)


Delaware                                1-09263               11-2816128
---------                               --------              ----------
(State or other jurisdiction           (Commission           (IRS Employer
of incorporation)                       File Number)         Identification No.)






                 920 Conklin Street, Farmingdale, New York 11735
                 -----------------------------------------------
           Address of principal executive offices, including zip code

       Registrant's telephone number, including area code: (631) 293-1610
                                                            --------------

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Item 5. Other Events

On April 10, 2001, Registrant entered into an Agreement and Plan of Merger (the "Agreement") with American Access Technologies, Inc. (NASDAQ: AATK) (American Access) in which American Access's subsidiary, Dolphin Acquisition Corp. will be merged into Registrant, with Registrant becoming a wholly-owned subsidiary of American Access.


Registrant's common shareholders will receive one share of American Access' Common Stock for each 4 shares of Registrant's Common Stock held at the time of the merger. Additionally, each issued and outstanding share of Registrant's Series B 8% Convertible Preferred Stock and its $6 Convertible Preferred Stock shall be converted into one share of convertible preferred stock of American Access, having substantially identical terms.

Based on the 29,384,000 issued and outstanding shares of Registrant's Common Stock as of April 9, American Access would issue 7,246,000 of its Common Stock to Registrant's shareholders. Accordingly, shareholders of Registrant would hold 60.45% of the 11,986,947 American Access shares of Common Stock expected to be issued and outstanding. This assumes no exercise of outstanding stock options or warrants, no conversion of any outstanding Preferred Stock, and no exercise of appraisal rights by Registrant's shareholders.

The Merger is subject to the approval of a majority of Registrant's shareholders, American Access's shareholders and other conditions to closing. A copy of the Agreement is filed as Exhibit 2 to this report.

In connection with the execution of the Merger Agreement, certain directors and officers of American Access entered into separate Parent Voting Agreements with Registrant. These directors and officers beneficially hold outstanding shares, and options or warrants exercisable for such shares, of American Access's common stock representing approximately 36.2% of American Access's outstanding common stock. Pursuant to the Parent Voting Agreements, such directors and officers have agreed, among other things, to vote their respective shares of American Access common stock in favor of approval and adoption of the Agreement and approval of the Merger and against any competing transaction that may arise. A copy of the form of Parent Voting Agreement is filed herewith as Exhibit 10.1.

In connection with the execution of the Merger Agreement, certain directors and officers of Registrant entered into separate Company Voting Agreements with American Access. These directors and officers beneficially hold outstanding shares of Registrant's common stock, and options or warrants exercisable for such shares, representing approximately 70.2% of Registrant's outstanding common stock. Pursuant to the Company Voting Agreements, such directors and officers have agreed, among other things, to vote their respective shares of Registrant's common stock in favor of approval and adoption of the Agreement and approval of the Merger and against any competing transaction that may arise. A copy of the form of Company Voting Agreement is filed herewith as Exhibit 10.2.


The description of these documents is not complete and is qualified by reference to such documents in their entirety.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

         The following Exhibits are filed herewith:

Exhibit No.        Description

2. Agreement and Plan of Merger dated April 10, 2001 by and among American Access Technologies, Inc, DataWorld Solutions, Inc., and Dolphin Acquisition Corp. (incorporated by reference from Exhibit 2 to the Issuer's Current Report on Form 8-K dated April 10, 2001)*

10.1 Form of Parent Voting Agreement, entered into as of April 10, 2001, by and among American Access Technologies, Inc., DataWorld Solutions, Inc. and certain stockholders of American Access Technologies, Inc.**

10.2 Form of Company Voting Agreement, entered into as of April 10, 2001, by and among Dataworld Solutions, Inc., American Access Technologies, Inc. and certain stockholders of Dataworld Solutions, Inc.**


99. Press release issued April 11, 2001 announcing the Agreement with DataWorld Solutions, Inc. (incorporated by reference from Exhibit 99 to American Access' Current Report on Form 8-K dated April 10, 2001)



* Disclosure schedules and other attachments to the Agreement and Plan of Merger are omitted, but will be furnished supplementally to the Commission upon request.

**   Previously Filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       DATAWORLD SOLUTIONS, INC.



     April 25, 2001                    By: /s/Daniel McPhee
                                       -------------------------------
                                       Daniel McPhee, Chief Executive Officer